UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of earliest event reported: January 19, 2023

NovaBay Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33678	68-0454536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Powell Street, Suite 1150, Emeryville, CA 94608
(Address of Principal Executive Offices) (Zip Code)

(510) 899-8800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange On Which Registered
Common Stock, par value $0.01 per share	NBY	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)         On January 19, 2023, Andrew Jones advised NovaBay Pharmaceuticals, Inc. (the “Company”) of his decision to voluntarily resign from his position as the Company’s Chief Financial Officer and Treasurer effective as of February 15, 2023.  Mr. Jones did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In connection with Mr. Jones’ departure, he and the Company will enter into a consulting agreement (the “Consulting Agreement”). Pursuant to the Consulting Agreement, following Mr. Jones’ departure, he will make himself available to consult with the Company regarding matters with which he was involved or has knowledge on an as-needed basis for six months at an hourly rate of $190.

Item 5.02 of this Current Report on Form 8-K contains only a brief description of the material terms of and does not purport to be a complete description of the rights and obligations of the parties to the Consulting Agreement, and such description is qualified in its entirety by reference to the full text of the agreement, which will be filed with the Annual Report on Form 10-K for the year ended December 31, 2022.

(c)         Due to Mr. Jones’ departure, the Board of Directors of the Company appointed Tommy Law, currently the Company’s Controller, as the Company’s Interim Chief Financial Officer and Treasurer, effective February 16, 2023, until a permanent replacement can be found. The Company expects to launch a search for a permanent Chief Financial Officer and Treasurer immediately.

Mr. Law is not currently party to an employment agreement with the Company; however, Mr. Law’s at-will employment currently includes a base salary of $170,000 per year as well as the opportunity to earn an annual performance bonus. Mr. Law will not receive any additional compensation for assuming the role of Interim Chief Financial Officer during this period.

Mr. Law, age 37, has served the Company since December 2019 in a variety of positions, most recently as the Corporate Controller since September 2022. As the Corporate Controller, Mr. Law was responsible for quarterly filings with the SEC, as well as managing the periodic financial close process. Prior to serving as the Corporate Controller, Mr. Law served the Company as an Assistant Controller (April 2022 to September 2022), Accounting Manager (June 2020 to April 2022) and Senior Accountant (December 2019 to June 2020). Prior to joining the Company, Mr. Law was a Senior Accountant at KP LLC, a marketing solutions company, from January 2017 to December 2019. Previously, he served as Accounting Manager at Hitachi Solutions America, Ltd., an information technology company, from 2012 to 2015. Mr. Law received a B.S. in Business Administration, Accounting from the San Jose State University.

There are no arrangements or understandings, other than the employment arrangement described above, between Mr. Law and any other persons pursuant to which he was selected as the Company’s Interim Chief Financial Officer and Treasurer. There are also no family relationships between Mr. Law and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

(e)          The description of the Consulting Agreement set forth in Item 5.02(b) above is incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaBay Pharmaceuticals, Inc.

By:	/s/ Justin Hall
Justin Hall
Chief Executive Officer and General Counsel

Dated: January 20, 2023